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                                  Exhibit 99.3

                  AMENDMENT NO. 1 TO 6% CONVERTIBLE DEBENTURE
                               DUE MARCH 5, 1998


     AMENDMENT to the 6% Convertible Debenture due March 5, 1998 (the "Debenture") of Information Management Technology, Inc., a Delaware corporation (the "Company"), dated as of this 20th day of June, 1996.


                              W I T N E S S E T H:

     WHEREAS, the Company has issued the Debenture in the original principal amount of Two Million One Hundred Thousand Dollars
($2,100,000.00), of which one Million Two Hundred Twenty Thousand ($1,220,000) is presently outstanding; and

     WHEREAS, the Debentures are convertible by their terms into shares of the Company's common stock, par value $.04 per share (the "Common Stock"); and

     WHEREAS,  the Company wishes  to amend the  Debenture as set forth below;

     NOW, THEREFORE, IT IS AGREED:

     1. Section 3.1(b) of the Debenture is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following new Section 3.1(b):

     "(b) Less than all of the principal amount of this Debenture may be converted into Common Stock if the portion converted is $10,000 or a whole multiple of $10,000 and the provisions of this Article 3 that apply to the conversion of all of the Debenture also apply to the conversion of a
portion of it.   All  or any portion of the  Debenture is  convertible at any time, and  from time to time, beginning forty (40) days after the closing  of
the Holder's  purchase  of  this  Debenture  (the  "Closing").    The
conversion price shall be the lesser of (x) 0.9625 or (y) thirty percent (30%) off (less than) the current market price of the Common Stock on the conversion date (the "Conversion Date")."

     2. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Debenture.

     3. The interpretation and construction of this Amendment, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State.

     4. This Amendment shall become effective as of the date (the "Effective Date") first written above, on the date when the Company shall have signed a copy hereof.
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     5.   From and after the Effective Date all references to the Debenture
(whether in  the  Debenture, the  Offshore Convertible Securities  Subscription
Agreement  of   Information  Management Technology, Inc., dated as of March 5,
1996 or any other document or  agreement  prepared   in  connection  with  the
transaction contemplated thereby) shall be deemed to be references to the Debenture as amended hereby.


     IN WITNESS WHEREOF, the Company has caused its corporate name to be hereunto subscribed by its officers thereunto duly authorized, all as of the day and year first above written.

                                         INFORMATION MANAGEMENT
                                         TECHNOLOGY, INC.


                                         By:   /s/ Joseph A. Gitto
                                         Title:  President & CFO


Agreed and acknowledged this 26th day of June, 1996

INFINITY INVESTORS LTD.


By:  /s/ J. A. Loughran
Name:  J. A. Loughran
Title:  Director